Exhibit 99.01

NEWS RELEASE

Gary Chesnutis
McGrath/Power Public Relations
408-727-0351
garyc@mcgrathpower.com

BRADLEY ROWE AND BRUCE NAKAO RESIGN SEATS ON PUMATECH’S BOARD OF DIRECTORS

SAN JOSE, Calif. (09/25/02) – Pumatech, Inc. (NASDAQ: PUMA), the leading provider of synchronization software and services, today announced that Bradley Rowe and Bruce Nakao have resigned their seats on the Company’s Board of Directors.

“On behalf of the Board, I’d like to thank Brad and Bruce for the significant contributions they’ve made to Pumatech,” said Pumatech President and CEO Woodson (Woody) Hobbs. “At the same time, we’re excited about having the opportunity to recruit new members for our Board who possess extensive experience in the fields of information technology and deployment of enterprise-wide mobile and wireless solutions. These new executives would broaden the rich base of expertise already resident on our Board of Directors.”

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout an enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Siebel, Oracle, Yahoo!, NTT DoCoMo, Boeing, CNET and General Motors. The company has headquarters in Silicon Valley, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The statements concerning Pumatech’s future plans for its Board of Directors contained in this press release are forward-looking statements that are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks relating to the loss of key personnel, risks relating to possible product defects and product liability, continued acceptance of Pumatech’s products, increased levels of competition, technological changes, dependence on intellectual property rights and other risks detailed from time to time in Pumatech’s periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities. Pumatech disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other company and product names may be trademarks of their respective owners.